UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2009
SkillSoft Public Limited Company

 (Exact Name of Registrant as Specified in Charter)

Republic of Ireland	0-25674	None
(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

107 Northeastern Boulevard
Nashua, New Hampshire	03062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 324-3000

 (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
EX-99.1 Summary of Fiscal 2009 Executive Cash Incentive Compensation Program

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)           On May 29, 2009, the compensation committee of the Board of Directors of SkillSoft Public Limited Company established a cash incentive compensation program for the fiscal year ending January 31, 2010 for Charles E. Moran, Jerald A. Nine, Thomas J. McDonald, Mark A. Townsend and Colm M. Darcy, SkillSoft’s “named executive officers” (within the meaning of SEC rules) for the fiscal year ended January 31, 2009.  A summary of the cash incentive compensation program is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

The fiscal 2010 incentive compensation program reflects the compensation committee’s decision to set total cash compensation (base salary and target bonus) for each named executive officer at approximately the 75th percentile of the benchmarking peer group, rather than the 50th percentile as has been the compensation committee’s philosophy in recent years.  The compensation committee implemented this overall increase in cash compensation solely through increases in the target bonuses of the named executive officers.  The compensation committee did not increase the base salaries of the named executive officers for fiscal 2010, which remain targeted at or below the 25th percentile of the benchmarking peer group.  To increase the incentive for financial outperformance and reflecting the fact that a greater percentage of management’s cash compensation is “at risk” rather than guaranteed in the form of base salaries, the compensation committee increased the maximum percentage of the target bonus that could be paid under the fiscal 2010 incentive compensation program if the company achieved excellent performance.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

99.1           Summary of Fiscal 2010 Executive Cash Incentive Compensation Program

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SkillSoft Public Limited Company
Date: June 4, 2009	By:	/s/ Charles E. Moran
Charles E. Moran
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Summary of Fiscal 2010 Executive Cash Incentive Compensation Program